EXHIBIT 10.10.1

AMENDED AND RESTATED

C&F FINANCIAL CORPORATION

2004 INCENTIVE STOCK PLAN

FORM OF RESTRICTED STOCK AGREEMENT

Granted {DATE 1}

This Restricted Stock Agreement is entered into as of {DATE 1} pursuant to Article VIII of the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock awarded to {NAME} (the “Participant”).

1.	Award of Shares. In consideration of the services rendered to C&F Financial Corporation (the “Company”) and/or its Subsidiaries by the Participant as a Key Employee or Non-Employee Director of the Company or a Subsidiary, the Committee hereby grants to the Participant a Restricted Stock Award as of {DATE 1} (“Award Date”), covering {NUMBER} Shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement. This Award is granted pursuant to the Plan and is subject to the terms thereof.

2.	Period of Restriction.

(a)	Subject to earlier vesting or forfeiture as hereinafter provided, the period of restriction (the “Period of Restriction”) applicable to the Award Shares is as follows: {INSERT VESTING SCHEDULE}.

(b)	Notwithstanding any other provision of this Agreement to the contrary, if a Change in Control occurs after the Award Date and during the continuation of the Participant’s Company Service (as defined in Paragraph 7), the Period of Restriction shall end and any remaining restrictions applicable to any of the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable.

(c)	Except as otherwise provided pursuant to Paragraph 2(b) or 6, the applicable portion of the Award Shares shall become freely transferable by the Participant after the last day of its Period of Restriction.

3.	Stock Certificates. The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Participant in book entry or electronic form or in certificated form as determined by the Committee. If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction lapses.

Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated {DATE 1}. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of C&F Financial Corporation.

4.	Voting Rights. During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares.

5.	Dividends and Other Distributions. During the Period of Restriction, the Participant shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in Shares of Stock). If, during the Period of Restriction, any such dividends or distributions are paid in Shares of Stock, such Shares shall be registered in the name of the Participant and, if issued in certificate form, deposited with the Company as provided in Paragraph 3, and such Shares shall be subject to the same restrictions on transferability as the Award Shares with respect to which they were paid.

6.	Company Service and Forfeiture.

(a)	If the Participant’s Company Service (as defined in Paragraph 7) ceases due to the Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining Period of Restriction applicable to the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable.

(b)	If the Participant’s Company Service (as defined in Paragraph 7) ceases due to the Participant’s retirement from employment with the Company or one of its Subsidiaries in accordance with any applicable Company policy on mandatory or permissive, early or normal retirement as in effect at the date of such retirement during the Period of Restriction, the restrictions applicable to the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable.

(c)	If the Participant’s Company Service (as defined in Paragraph 7) ceases due to termination by the Company or one of its Subsidiaries, or by shareholder removal, for reasons other than for Cause, the restrictions applicable to the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable. For purposes hereof,

(i)	“Cause” means continued neglect of duties and obligations, willful or material misconduct in connection with the performance of the Participant’s duties and obligations, repeated failure substantially to perform assigned duties appropriate for the Participant’s position, and any other conduct of the Participant involving moral turpitude, commission of a crime, engaging in Competition (as defined below) or Unauthorized Disclosure of Confidential Information (as defined below), habitual drunkenness or drug abuse, or any illegal act or intentional act evidencing bad faith by the Participant toward the Company or one of its Subsidiaries that would make retention of the Participant in his position with the Company or Subsidiary prejudicial to its best interests.

(ii)	“Competition” means engaging by the Participant, without the written consent of the Board of Directors of the Company, or a committee thereof, or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, an independent contractor, or any other individual or representative capacity (unless the Participant’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such “competitive activity”) if it involves:

(A)	engaging in, or entering into services or providing advice pertaining to, any banking, lending, other financial activity or other business activity that the Company or any of its Subsidiaries actively engages in within fifty (50) miles of any branch or office of, or in any service area in which such activity is conducted by, the Company or any of its Subsidiaries, or

(B)	soliciting or contacting, either directly or indirectly, any of the customers of the Company or any of its Subsidiaries for the purpose of competing with the products or services provided by the Company or any of its Subsidiaries, or

(C)	employing or soliciting for employment any employees of the Company or any of its Subsidiaries.

(iii)	“Unauthorized Disclosure of Confidential Information” means the disclosure by the Participant, without the written consent of the Board of Directors of the Company, or a committee thereof, or a person authorized thereby, to any person other than as required by law or court order, or other than to an authorized employee of the Company or any Subsidiary, or to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties as an employee of, or in any other capacity for, the Company or any Subsidiary (including, but not limited to, disclosure to the Company’s or any Subsidiary’s outside counsel, accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Company), any confidential information of the Company or any of its Subsidiaries with respect to any of the marketing or advertising, customers, services, solicitation techniques or methods, business plans and financial statements, reports and projections, or any other confidential information relating to or dealing with the business operations or activities of the Company or any of its Subsidiaries; provided, however, that:

(A)	confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same activity or an activity similar to that conducted by the Company or any of its Subsidiaries; and

(B)	the Participant shall be allowed to disclose confidential information to the Participant’s attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement, but only so long as the Participant both discloses to the Participant’s attorney the provisions of this paragraph and agrees not to waive the attorney-client privilege with respect thereto.

All determinations regarding Competition or Unauthorized Disclosure of Confidential Information under this Agreement shall be made by the Board of Directors of the Company, or a committee thereof, in its discretion.

(d)	If the Participant is a Non-Employee Director for whom Company Service (as defined in Paragraph 7) ceases, for reasons other than for Cause, due to either (i) the expiration of a term of office without renomination for a new term or (ii) failure to be re-elected by the Company’s shareholders for a term of office for which the Non-Employee Director has been nominated, the restrictions applicable to the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable.

(e)	If the Participant’s Company Service (as defined in Paragraph 7) ceases for any reason other than those set forth in Paragraphs 6(a), (b), (c) and (d) above during the Period of Restriction, any Award Shares still subject to restrictions at the date of such cessation of Company Service shall be automatically forfeited to the Company.

7.	Company Service.

(a)	For purposes hereof, “Company Service” means service as an Employee and/or Non-Employee Director. Notwithstanding any contrary provision or implication herein, in determining cessation of Company Service for purposes hereof, transfers between the Company and/or any Subsidiary shall be disregarded and shall not be considered a cessation of Company Service, and changes in status between that of an Employee and a Non-Employee Director shall be disregarded and shall not be considered a cessation of Company Service.

(b)	Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue Company Service or in any way affect any right of the Company to terminate the Participant’s Company Service without prior notice at any time for any or no reason.

8.	Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes; or to retain and withhold a number of Shares of Stock having a Fair Market Value not less than the amount of such taxes, and cancel any such Shares so withheld, in order to reimburse the Company for any such taxes.

9.	Compliance with Securities Laws. The Company covenants that it will attempt to maintain an effective registration statement with the Securities and Exchange Commission covering the Shares of Stock of the Company that are the subject of this Award.

10.	Administration. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and the Participant.

11.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.

13.	Prohibition Against Pledge, Attachment, etc. Except as otherwise provided herein, during the Period of Restriction, the Award Shares, and the rights and privileges conferred hereby, shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any way and shall not be subject to execution, attachment or similar process.

14.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

To evidence their agreement to the terms, conditions, and restrictions, the Company and the Participant have signed this Agreement as of the date first above written.

C&F FINANCIAL CORPORATION	By:

Its:

PARTICIPANT:
{NAME}